SCHEDULE A

AdvisorShares Trust
Distribution Fees

Funds

Dent Tactical ETF
WCM/BNY Mellon Focused Growth ADR ETF
Mars Hill Global Relative Value ETF
Peritus High Yield ETF
Active Bear ETF
Cambria Global Tactical ETF
Madrona Domestic ETF
Madrona International ETF
Madrona Global Bond ETF
Meidell Tactical Advantage ETF
TrimTabs Float Shrink ETF
Rockledge SectorSAM ETF
Accuvest Global Opportunities ETF
Global Echo ETF
STARTM Global Buy-Write ETF

Distribution Fees

Distribution Services . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .twenty-five basis points (.25%)

Calculation of Fees

Distribution fees are based on a percentage of the Funds’ average daily net assets attributable to Shares of the Funds.